Exhibit 99.1

M&F WORLDWIDE CORP. ANNOUNCES APPROVAL
OF SHARE REPURCHASE PROGRAM

New York, New York, June 4, 2008—M&F Worldwide Corp. (NYSE: MFW) today announced that its Board of Directors had approved a share repurchase program, authorizing the Company to repurchase in the aggregate up to two million shares of its outstanding common stock.  "Implementing a stock repurchase program reflects the strength of MFW's cash flow and balance sheet and reflects our Board of Directors' commitment to delivering value to our stockholders," said Barry F. Schwartz, Chief Executive Officer.  Purchases by the Company under this program may be made from time to time in open market purchases, privately negotiated transactions, accelerated stock repurchase programs, issuer self-tender offers or otherwise, as determined by the Company's management.

The program does not obligate the Company to acquire any particular number of shares of common stock.  The amount of repurchase activity will depend on a variety of factors, such as the level of cash generated from operations, cash requirements of the Company's businesses, repayment of debt, current stock market price, self-imposed blackout periods, corporate and regulatory requirements and  market conditions.  The share repurchase program may be suspended, modified or discontinued at any time or from time to time without prior notice and has no set expiration date.

About M&F Worldwide Corp.

M & F Worldwide operates through four business segments: Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. The operations of Harland Clarke include check printing, contact center and direct marketing.  The operations of Harland Financial Solutions include core processing, retail and lending software solutions.  Scantron is a leading provider of data collection and testing and assessment products sold primarily to educational and commercial customers.  Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment).